SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                        (Amendment No. 7)


                           FEI COMPANY
                        (Name of Issuer)

                          Common Stock
                 (Title of Class of Securities)

                            30241L109
                         (CUSIP Number)


     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  30241L109

1)   Names of Reporting Persons S.S. or I.R.S. Identification Nos.
     of Above Persons:

          Capital Consultants, Inc.


2)   Check the Appropriate Box if a Member of a Group (See
     Instructions):

     (a)  [ ]

     (b)  [ ]


3)   SEC Use Only:


4)   Citizenship or Place of Organization:

          Oregon corporation

   Number      (5)  Sole Voting Power:            678,007
     of
   Shares
Beneficially   (6)  Shared Voting Power:                0
   Owned
     By
    Each       (7)  Sole Dispositive Power:       678,007
 Reporting
   Person
    With       (8)  Shared Dispositive Power:           0


9)   Aggregate Amount Beneficially Owned by Each Reporting Person:

          678,007

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares (See Instructions):


11)  Percent of Class Represented by Amount in Row 9:

          3.83%

12)  Type of Reporting Person (See Instructions):

          IA

ITEM 1.

     (a) Name of Issuer:

          FEI COMPANY

     (b) Address of Issuer's Principal Executive Offices:

          7451 NE Evergreen Parkway
          Hillsboro, OR  97124-5830

ITEM 2.

     (a) Name of Person Filing:

          Capital Consultants, Inc.

     (b) Address of Principal Business Office or, if none,
     Residence:

          2300 SW First Ave., #200
          Portland, OR  97201

     (c) Citizenship:

          Oregon corporation

     (d) Title of Class of Securities:

          Common Stock

     (e) CUSIP Number:

          30241L109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or Dealer registered under Section 15 of the
               Act

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

     (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act

     (e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
               Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

     (g)  [ ]  Parent Holding Company, in accordance with Section
               240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  [ ]  Group, in accordance with Section  240.13d-
               1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

     (a)  Amount Beneficially Owned:

               678,007

     (b)  Percent of Class:

               3.83%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote   678,007

          (ii) shared power to vote or to direct the vote       0

          (iii)  sole power to dispose or to direct the
               disposition of                             678,007

          (iv) shared power to dispose or to direct the
               disposition of                                   0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

     Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

ITEM 10.  CERTIFICATION

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:          7/9/97

Signature:     /s/ Mark E. Scarlett

Name/Title:    Mark E. Scarlett, Vice President

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).